                                Contact:    Mobius Management Systems, Inc.
                           Ray Kunzmann
                           914-921-7446
                           rkunzman@mobius.com

                           Investor Relations
                                   Makovsky + Company
                           Gene Marbach
                           212-508-9645
                           gmarbach@makovsky.com

                                           Media Relations
                           Dukas Public Relations Inc.
                           Richard Dukas
                           212-704-7385
                           richard@dukaspr.com

Exhibit 99.1

For Immediate Release

MOBIUS MANAGEMENT SYSTEMS, INC. REPORTS RESULTS
FOR THIRD FISCAL QUARTER OF 2007

Rye, NY - April 26, 2007 - Mobius Management Systems, Inc. (“Mobius”) [NASDAQ: MOBI], a leading provider of integrated solutions for enterprise archiving and records management, today announced results for its third fiscal quarter of 2007.

Total consolidated revenues for the fiscal third quarter of 2007 were $19.1 million, compared with $21.6 million in the fiscal third quarter of last year. Software license revenues for the fiscal third quarter of 2007 were $5.8 million, as compared with the prior year’s license revenue of $9.1 million. Net loss for the fiscal third quarter of 2007 was $1.7 million, or $(0.09) per share, as compared with net income of $292,000, or $0.01 per diluted share, in last year’s third quarter. Mobius previously released preliminary results for the fiscal third quarter on April 12, 2007.

Total consolidated revenues for the first nine months of fiscal 2007 were $64.7 million, as compared with $64.8 million for the same period last year. Software license revenues in the first nine months of fiscal of 2007 were $24.9 million, as compared with the prior year’s license revenue of $27.6 million. Net loss for the first nine months of fiscal 2007 was $568,000, or $(0.03) per share, as compared with net income of $924,000, or $0.05 per diluted share, for the same period last year.

The Company’s results in the third fiscal quarters of 2007 and 2006 have been reduced by a pre-tax expenses of approximately $230,000, or $0.01 per diluted share, and $190,000, or $0.01 per diluted share, respectively, related to stock-based compensation. For the first nine months of fiscal 2007 and 2006, the Company’s earnings have been reduced by a pre-tax expenses of approximately $782,000, or $0.04 per diluted share, and $613,000, or $0.03 per diluted share, respectively, related to stock-based compensation.

As of March 31, 2007, cash totaled $50.1 million, compared with $40.0 million at June 30, 2006. The increase in cash was primarily due to reductions in accounts receivable balances. As of March 31, 2007, total software license installments receivable amounted to $19.7 million, as compared with the June 30, 2006 balance of $21.5 million. The Company had no bank debt outstanding at March 31, 2007.

Activity Subsequent to March 31, 2007
On April 11, 2007, Mobius, Allen Systems Group, Inc. (“ASG”) and ASG M&A, Inc. entered into a definitive merger agreement under which ASG has agreed to acquire Mobius for $10.05 per share in cash. The transaction is expected to close in the second or third calendar quarter of 2007. The completion of the merger is subject to approval of Mobius stockholders, clearance under the Hart-Scott-Rodino Anti-Trust Improvements Act and other customary closing conditions. Mobius will solicit stockholder approval for the transaction at a special meeting, subject to the mailing of a definitive proxy statement. Upon completion of the transaction, Mobius will continue as a wholly-owned subsidiary of ASG.

Other Recent Highlights

Mobius Announces Expanded Alliance with Microsoft: Mobius announced an expansion of its business and technical alliance with Microsoft. In the first phase of this alliance, Mobius will deliver capabilities that enable users of Microsoft Office SharePoint Server 2007 to search for, access and manage information stored anywhere in the enterprise. Mobius is a Microsoft Gold Certified Partner and Windows Vista and 2007 Office system launch partner.

Mobius Webcast to Explore Best Practices for Procure-to-Pay Automation: Mobius hosted a Webcast on how to effectively streamline procure-to-pay operations in the SAP-enabled enterprise.

Mobius Hosted Webcast: ‘Seamless Access to Enterprise Content via Microsoft SharePoint’: Mobius hosted a Webcast that will help Microsoft channel partners learn how to efficiently and cost effectively develop and implement applications that seamlessly access any enterprise content from the Microsoft SharePoint user interface.

Mobius Showcases ‘Best-in-Class’ Solutions for Enterprise Archiving and Records Management at SunLIVE07: Mobius participated at “Revolution SunLIVE07,” a Sun Microsystems UK conference for business and technical decision makers and influencers. Mobius, a Sun Microsystems partner, offers technology that leverages Sun products and delivers an enterprise archiving and records management solution that enables organizations to cost effectively store, use and dispose of all the electronically stored information in the enterprise.

Mobius and Avitis Featured Integration with Microsoft Office SharePoint Server 2007 at Documation France: Mobius participated together with Avitis, its French agent in Documation France, the largest dedicated exhibition of its kind in France covering end-to-end content management. Mobius and Avitis showcased complete solutions for managing the lifecycle of all electronically stored information, including capabilities that enable users of Microsoft Office SharePoint Server 2007 to search for, access and manage information stored anywhere in the enterprise.

Mobius Celebrates Customer Achievement at 17th Annual Users Conference: Mobius announced the winners of the 2007 Mobius Customer Achievement Awards, presented this year to seven organizations based upon demonstrated innovative, beneficial and strategic use of Mobius technology in their organizations. The awards were presented at the 17th annual Mobius Users Group Conference held this year in Los Angeles, California. The winners were chosen from hundreds of Mobius implementations that drive revenue, improve customer service, enable regulatory compliance and reduce the costs of doing business.

Mobius Receives KMWorld 2007 Readers’ Choice Award for Records Management and Regulatory Compliance: Mobius has been honored with KMWorld magazine’s Readers’ Choice Award in records management and compliance.

Mobius Introduces Best-of-Breed Search-and-View Capabilities: Mobius announced new versions of its DocumentDirect(R) family of products that facilitate access to electronically stored information throughout heterogeneous computing environments. Leveraging service-oriented architecture (SOA) to enhance interoperability, DocumentDirect for the Internet version 4.2 eliminates the need to deploy and maintain multiple viewing clients on the desktop by empowering users to search for and retrieve documents stored in multiple, disparate repositories.

Conference Call Information

Mobius will hold its quarterly conference call today at 10:00 AM EDT to discuss its fiscal third quarter 2007 results. Interested persons wishing to listen to the conference call via Webcast may access it at:

http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=113759&eventID=1522566

The conference call will be available for playback following the live call from approximately 1:00 p.m. (Eastern) on Thursday, April 26, until 11:59 p.m. (Eastern) on Thursday, May 3. The number for the replay is 877-519-4471; international participants should dial +1-973-341-3080; all callers should enter pin number 8655690.

About Mobius

Mobius Management Systems, Inc. (www.mobius.com) is a leading provider of integrated solutions for enterprise archiving and records management. The company's comprehensive software suite integrates content across disparate repositories, supports regulatory compliance, and includes content-enabled applications that automate business processes. Mobius solutions have achieved industry-wide recognition for breadth of functionality, breadth of supported formats, and high-volume, high-demand performance. The Mobius customer base is made up of leading companies across all industries, including more than sixty percent of the Fortune 100. The company, founded in 1981, is headquartered in Rye, New York. Mobius has sales offices in the U.S., Canada, the United Kingdom, France, Germany, Italy, Sweden, the Netherlands, Switzerland, Australia and Japan. The Company also markets through a network of agents in Central and South America, Europe, Middle East, Africa and Asia.

Statements contained in this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. In particular, any statements contained herein regarding expectations with respect to future sales and profitability, as well as product development and/or introductions, and/or with respect to the proposed merger with ASG, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from those projected or implied in such forward-looking statements. Important factors that might affect actual results, performance or achievements include, among other things, market acceptance of Mobius's products, ability to manage expenses, fluctuations in period to period results, seasonality, uncertainty of future operating results, long and unpredictable sales cycles, technological change, product concentration, competition, international sales and operations, protection of intellectual property, extended payment risk, sufficient revenues from professional services, dependence on licensed technology, risk of product defects, product liability, expansion of indirect channels, management of growth, dependence on executive management, other key employees and subcontractors, consolidation in the industries we market and sell, concerns about transaction security on the Internet, factors affecting valuation of stock option expense, changes in prevailing equity-based compensation practices, general conditions in the economy and the impact of recently enacted or proposed regulations. Certain other important factors that cause actual events not to occur as expressed in such forward-looking statements include, but are not limited to, the failure to obtain the necessary approval of the merger by Mobius’s stockholders, antitrust clearance and certain other governmental approvals in a timely manner or at all, and the failure of various other closing conditions contained in the merger agreement to be satisfied as provided therein. These risks and uncertainties are described in detail from time to time in Mobius’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, filed on September 11, 2006, and its Quarterly Reports on Form 10-Q. Mobius accepts no obligation to update these forward-looking statements and does not intend to do so.

Additional Information and Where to Find It

In connection with the proposed merger, Mobius will be filing a proxy statement and relevant documents concerning the transaction with the U.S. Securities and Exchange Commission (“SEC”). STOCKHOLDERS OF MOBIUS ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders may obtain a free copy of the proxy statement (when available) and other documents filed by Mobius at the SEC’s web site at http://www.sec.gov. Once filed, the proxy statement and such other documents may also be obtained for free from Mobius by contacting Mobius Management Systems, Inc., 120 Old Post Road, Rye, New York 10580, Attention: Investor Relations, (914) 921-7200.

Participants in Proxy Solicitation

Mobius and its directors and executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from Mobius’s stockholders in connection with the proposed merger. Information concerning the interests of Mobius’s participants in the solicitation, which may be different than those of Mobius’s stockholders generally, is set forth in Mobius’s proxy statements and Annual Reports on Form 10-K, previously filed with the SEC, and in the proxy statement relating to the merger when it becomes available. These documents are available free of charge at the SEC’s web site at http://www.sec.gov and from Mobius as described above. This press release is neither a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of Mobius.
###

ViewDirect and DocumentDirect are registered trademarks of Mobius Management Systems, Inc. All other trademarks are property of their respective owners.

(Tables to follow)

MOBIUS MANAGEMENT SYSTEMS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	3/31/07	3/31/06	3/31/07	3/31/06
Revenues:
Software license	$5,834	$9,126	$24,863	$27,628
Maintenance	11,235	10,435	33,259	31,491
Professional service and other	2,071	2,070	6,545	5,691
Total revenues	19,140	21,631	64,667	64,810

Cost of revenues:
Software license	102	183	468	838
Maintenance	2,229	1,930	6,374	5,648
Professional service and other	1,495	1,566	4,606	4,405
Total cost of revenues	3,826	3,679	11,448	10,891

Gross profit	15,314	17,952	53,219	53,919

Operating expenses:
Sales and marketing	8,984	9,085	28,197	27,314
Research and development	5,652	6,002	17,038	17,316
General and administrative	3,858	3,319	11,171	9,966
Total operating expenses	18,494	18,406	56,406	54,596

Loss from operations	(3,180)	(454)	(3,187)	(677)
Interest and other income	684	597	1,956	1,804
Income (loss) before income taxes	(2,496)	143	(1,231)	1,127
Provision for (benefit from) income taxes	(815)	(149)	(663)	203

Net income (loss)	$(1,681)	$292	$(568)	$924

Basic weighted average shares	19,634	18,870	19,360	18,709
Basic earnings (loss) per share	$(0.09)	$0.02	$(0.03)	$0.05
Diluted weighted average shares	19,634	19,942	19,360	19,804
Diluted earnings (loss) per share	$(0.09)	$0.01	$(0.03)	$0.05

MOBIUS MANAGEMENT SYSTEMS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	3/31/07	6/30/06
Assets:
Current Assets:
Cash and cash equivalents	$50,103	$39,967
Accounts receivable, net	9,870	19,654
Software license installments, current	11,651	12,054
Other current assets	2,152	2,480
Total Current Assets	73,776	74,155

Property and equipment, net	3,537	3,912
Software license installments, non-current	8,071	9,416
Deferred income taxes, non-current	3,826	2,478
Other non-current assets	3,103	3,379

Total Assets	$92,313	$93,340

Liabilities & Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued expenses	$12,673	$15,994
Deferred revenues, current	21,280	22,765
Deferred income taxes, current	2,705	2,480
Total Current Liabilities	36,658	41,239

Deferred revenues, non-current	1,525	2,092
Other non-current liabilities	266	509

Total Stockholders’ Equity	53,864	49,500

Total Liabilities and Stockholders’ Equity	$92,313	$93,340